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                                                                   Exhibit 10.10

                                 (GMARKET LOGO)

                Namseoul B/D 6F, 1304-3, Seocho-Dong, Seocho-Gu,
                              Seoul, Korea 137-074
                            http://www.gmarket.co.kr

                                                                December 2, 2005

Mr. Hakkyun Kim

[__________]

Dear Mr. Kim:

     We are delighted that you have agreed to serve as a member of the board of directors (the "Board") of GMARKET Inc. (the "Company"). As agreed between yourself and the Company, you will also serve as a member of the Board's audit committee (the "Audit Committee"). This letter confirms our understanding regarding the terms of your position as a member of the Board and its Audit Committee. We trust that you will dedicate such time as is necessary or appropriate to the performance of your duties and services to the Company.

     1.   COMPENSATION

     For so long as you serve as a non-employee member of the Board, you will receive an annual retainer of KRW20,000,000 on a monthly basis at the end of each month. December 2, 2005 is the date of commencement of your service. For any period of service which is less than a full month, the amount payable to you for such period will be pro rated in accordance with the actual number of days served in such period. The Company will also reimburse you for all reasonable and customary expenses you incur on behalf of or for the benefit of the Company, including traveling to and from Board and Audit Committee meetings, upon receipt of a reimbursement request from you supported by appropriate receipts and other relevant documentation.

     2.   STOCK OPTION

     (a) In connection with your service, subject to Paragraph 2(c) and the approval of the shareholders of the Company, you will be granted, pursuant to a stock option agreement, on and as of the next general meeting of the shareholders of the Company, options to purchase up to 750 shares( will become 37,500 shares after split get effective on Jan. 9, 2006) of the Company's common stock (the "Options"), which shall vest, so long as your service as a member of the Board is continuing, as follows:

          (i) 50% of the Options shall vest on the second anniversary of the commencement of your service as a member of the Board, and

          (ii) the remaining 50% shall vest in 24 equal monthly installments thereafter on the last date of each month.

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     For the avoidance of doubt, upon termination of your service, all unvested portions of your Options as of the date of such termination shall be immediately canceled.

     (b) The exercise price per share of the Options shall be equal to the fair market value of the Company's shares at the date of the grant of the Options, which shall be determined by the Company in its sole discretion, subject to adjustment for, including but not limited to, a change made in the common stock of the Company without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating distribution, combination of shares, exchange of shares, change in corporate structure or other such similar transaction not involving the receipt of consideration by the Company.

     (c) Notwithstanding Paragraph 2(a), if the Company undergoes a Change of Control, then one hundred (100%) of the unvested portion of your Options as of the effective date of such Change of Control will vest immediately as of such effective date. For the purposes of this letter, a "Change in Control" means the occurrence of either of the following:

          (i) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets to another corporation, entity or person; or

          (ii) Through one or a series of related transactions, the Company combines or is consolidated with, or merges with or into, any other corporation, entity or person which results in (x) the beneficial owner or owners of one hundred percent (100%) of the total voting power represented by the outstanding voting securities of the Company immediately prior to such transaction becoming the beneficial owner or owners of less than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or the surviving entity or its parent immediately after such transaction and (y) a majority of the Board immediately after such transaction consisting of individuals other than those individuals who served as members of the Board immediately prior to such transaction.

     (d) The Options will be subject to the terms and conditions of a stock option plan (the "Plan") to be adopted by the Company and the stock option agreement evidencing the Options. Subject to all applicable laws, the Plan will be registered with the United States Securities and Exchange Commission on Form S-8 or such other equivalent form as may be in effect from time to time, no later than 60 days following the completion of an initial public offering by the Company.

     3. ADDITIONAL TERMINATION PAYMENT

     (a) In the event you (A) voluntary resign or are removed as a member of the Board or its Audit Committee without cause as determined by the Company or (B) are not re-elected to serve as a member of the Board by the shareholders of the Company at the first shareholders meeting convened to elect members of the Board
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following the first anniversary of commencement of your service as a member of the Board, the Company will pay you KRW20,000,000 in cash.

     4.   DUTIES

     (a) You will be expected to participate in all meetings of the Board and its Audit Committee, including all general and special meetings. It is our expectation that you will participate in those meetings in person to the extent possible. In addition, we would expect that you will make yourself available to participate in various telephonic meetings from time to time, of which we will give you advance notice.

     (b) Your service on the Board will be in accordance with, and subject to, the Commercial Code of Korea, the Company's Articles of Incorporation, as such may be amended from time to time, and the audit committee charter and directors' bylaws, if any, as may be in effect from time to time.

     5.   TERM

     The agreement contained in this letter shall be deemed to have become effective on December 2, 2005 (the "Effective Date") and shall continue until the close of business on the first anniversary of the Effective Date, unless earlier terminated by either party upon 90 days' written notice to the other party. The initial term (and, if applicable, any subsequent terms) may be extended for a subsequent one (1) year term if the shareholders of the Company re-elect you to serve as a member of the Board at the meeting of shareholders held following the end of each applicable term.

     6.   INSURANCE

     The Company will provide you with a standard directors and officers liability insurance policy coverage during the term of your service as a member of the Board.

                                      * * *

     Please note that this letter is contingent upon your qualification as an independent director and member of the Audit Committee under applicable NASDAQ rules and applicable law. Also, please note that this letter and any rights to purchase shares of the Company's capital stock referenced in this letter are contingent upon approval of the Board and the Company's shareholders, and subject to all applicable laws governing such issuance of options and exercise thereof.

     In executing this letter, you are representing to us and agreeing to the following: (i) that you do not know of any conflict that would restrict you from becoming a member of the Board and its Audit Committee and that you will promptly notify us of any such conflict if it arises in the future; (ii) that you will, in your capacity as a member of the Board and its Audit Committee be receiving highly sensitive and confidential information about the Company, its operations, financial condition, results of operations, business operations, practices and processes and other


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know-how ("Confidential Information") and you agree to keep all such
Confidential Information strictly confidential and shall not disclose to any third party such Confidential Information, unless compelled to do so by a governmental agency or court and further, shall only use such information on behalf of and benefit of the Company in connection with your service as a member of the Board; and (iii) you will disclose to any other party neither the contents of this letter nor the subject matter underlying this letter, except where such disclosure is made to your advisor for the purpose of your discussion with such advisor to evaluate the terms and conditions set forth in this letter.

     If you are in agreement with the foregoing, please sign below and return the executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

     This letter agreement shall be governed and construed under the laws of the Republic of Korea.

                                        Very truly yours,

                                        GMARKET INC.


                                        BY: /s/ Young Bae Ku
                                            ------------------------------------
                                        Name: Young Bae Ku
                                        Title: Chief Executive Officer and
                                               Representative Director


Accepted and agreed
as of December 2, 2005:


/s/ Hakkyun Kim
-------------------------------------
Name: Hakkyun Kim


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